Exhibit 8.1

June 27, 2003


Integra LifeSciences Holdings Corporation
311 Enterprise Drive
Plainsboro, New Jersey 08536


                  Re:      Integra LifeSciences Holdings Corporation:
                           Registration Statement on Form S-3

Ladies and Gentlemen:

                  In connection with the registration for resale by the holders thereof of $120,000,000 aggregate principal amount of 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "Notes") and the registration of 3,514,162 shares of common stock, par value $0.01 per share, issuable upon conversion of the Notes, under the Securities Act of 1933, as amended, by Integra LifeSciences Holdings Corporation, a Delaware corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission on June 27, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Notes have been issued pursuant to an indenture dated as of March 31, 2003, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee.


                  We are opining as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state. Our opinion is not binding upon the Internal Revenue Service or the courts. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated in the following paragraph.

                  Based on the facts and assumptions and subject to the limitations set forth in the Registration Statement, the statements under the caption "Material United States Federal Income Tax Considerations" in the Registration Statement, insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.


                  No opinion is expressed as to any matter not discussed herein.


                  This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the


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Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

                  This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity of the Securities" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.




                                                     Very truly yours,



                                                     /s/ Latham & Watkins LLP